Filed Pursuant to Rule 424(b)(3)

Registration No. 333-178333 and

Nos. 333-178333-01 through 333-178333-12

Prospectus Supplement No. 8

(To Prospectus dated December 29, 2011)

Horizon Lines, Inc.

Common Stock, Warrants, 6.00% Series A Convertible Secured Notes due 2017 and 6.00%

Series B Mandatorily Convertible Secured Notes due 2017

This Prospectus Supplement No. 8 supplements and amends the prospectus dated December 29, 2011, as supplemented by Prospectus Supplement No. 1 dated January 12, 2012, Prospectus Supplement No. 2 dated January 30, 2012, Prospectus Supplement No. 3 dated February 24, 2012 , Prospectus Supplement No. 4 dated March 28, 2012, Prospectus Supplement No. 5 dated April 11, 2012, Prospectus Supplement No. 6 dated April 13, 2012 and Prospectus Supplement No. 7 dated April 24, 2012 (collectively referred to herein as the “Prospectus”).

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated May 7, 2012, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 18 of the Prospectus dated December 29, 2011, for a discussion of certain risks that you should consider prior to investing in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 7, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Supplemental Indenture

On May 3, 2012, the Horizon Lines, Inc. (the “Company”) entered into a supplemental indenture (the “Supplemental Indenture”) with certain of its subsidiaries and U.S. Bank National Association, the trustee, for its 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and 6.00% Series B Mandatorily Convertible Senior Secured Notes to amend the existing indenture to increase the “Series A Conversion Rate” to 402.3272 shares of Company’s common stock per $1,000 principal amount of Series A Notes, subject to adjustment as set forth therein.

The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is filed as an exhibit hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Second Supplemental Indenture governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes, dated May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.

Date: May 7, 2012	By:	/s/ Michael T. Avara
		Name:	Michael T. Avara
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

4.1	Second Supplemental Indenture governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes, dated May 3, 2012.

4

Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

(TO CONVERTIBLE INDENTURE)

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is dated as of May 3, 2012, and has been entered into by and between Horizon Lines, Inc., a Delaware corporation, having its principal office at 4046 Colony Road, Suite 200, Charlotte, North Carolina 28211 (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent.

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee previously entered into that certain indenture dated as of October 5, 2011 (as supplemented by that certain first supplemental indenture dated as of April 9, 2012, the “Indenture”), providing for the issuance of the Company’s 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, the “Notes”);

WHEREAS, Series A Notes in the aggregate principal amount of $178,781,456 and Series B Notes in the aggregate principal amount of $49,661,522 are currently outstanding under the Indenture;

WHEREAS, Section 11.01 of the Indenture provides that the Company may increase the Conversion Rate of the Series A Notes without the consent of the Noteholders;

WHEREAS, the Company has been authorized by Board Resolution to enter into this Second Supplemental Indenture;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Second Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantors have been done.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendment to Section 1.01 of the Indenture. The definition of Series A Conversion Rate in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Series A Conversion Rate” means 402.3272 shares of Common Stock per $1,000 principal amount of Series A Notes, subject to adjustment as set forth herein.

ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read together. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Terms Defined. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.04 Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Second Supplemental Indenture is executed, the provisions required by the Trust Indenture Act of 1939 shall control.

Section 2.05 Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Governing Law. The internal law of the State of New York shall govern this Second Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.07 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.08 Effectiveness; Termination. The provisions of this Second Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Section 11.03 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Second Supplemental Indenture shall become operative as specified in Section 1.01 hereof.

Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

2

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

HORIZON LINES, INC.

By:

Name:	Michael F. Zendan II
Title:	Senior Vice President, General Counsel and Secretary

HORIZON LINES, LLC
HORIZON LINES HOLDING CORP. HAWAII STEVEDORES, INC.
HORIZON LINES OF PUERTO RICO, INC.
HORIZON LINES OF ALASKA, LLC HORIZON LINES OF GUAM, LLC HORIZON LINES VESSELS, LLC
H-L DISTRIBUTION SERVICE, LLC
HORIZON LOGISTICS, LLC
AERO LOGISTICS, LLC SEA-LOGIX, LLC HORIZON SERVICES GROUP, LLC

By:

Name:	Michael F. Zendan II
Title:	Secretary

[Signature Page to Second Supplemental Indenture (Convertible Indenture)]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:

Name:

Title:

[Signature Page to Second Supplemental Indenture (Convertible Indenture)]